UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Lincoln Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 11, 2009, Altus Pharmaceuticals Inc. (the "Company") determined to commence a process to wind down the business of the Company. To that end, the Company is in discussion with creditors and vendors, and is making efforts to maximize the value of its assets. In connection with this process, the Company has suspended its pediatric Phase 2 clinical trial of ALTU-238, the Company’s hGH product candidate for growth hormone deficiency. In connection with the winding down, the Company is implementing a reduction in headcount of substantially all of its remaining employees on a phased basis in September and October of 2009.

Employees affected by the restructuring plan have received notification and will be provided with severance payments. Severance expenses will be paid in a lump sum.

The Company expects to record a restructuring charge of approximately $1.3 million in the third quarter of 2009 and $1.4 million in the fourth quarter of 2009, primarily representing cash payments for severance and related expenses. The Company may also incur further restructuring charges that could be significant due to events that may occur as a result of, or associated with, the restructuring plan, including the termination of contractual obligations and facilities-related costs.

Item 2.06 Material Impairments.

The information set forth under Item 2.05 of this Current Report on Form 8-K regarding the winding down of the Company’s affairs is incorporated by reference in response to this Item 2.06. As a result of the wind down, the Company has concluded that a material impairment charge is required for all of the Company’s assets. The Company is unable to determine the amount of the impairment charge at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

September 14, 2009	By:	Thomas J. Phair, Jr.

Name: Thomas J. Phair, Jr.
Title: Vice President, Finance and Treasurer